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                                                                    EXHIBIT 4(e)

                             REVOLVING CREDIT NOTE

$10,000,000.00                                             Hartford, Connecticut
                                                              December 9th, 1998

     FOR VALUE RECEIVED, ACMAT Corporation, a Connecticut corporation with a place of business in New Britain, Connecticut ("Maker") promises to pay to the order of BankBoston, N.A., a national banking association having a place of business in Hartford, Connecticut ("Payee"), or other holder of this Note, the principal sum of TEN MILLION ($10,000,000.00) DOLLARS, or so much thereof as shall from time to time be advanced by the Payee to the Maker and remain outstanding, as conclusively evidenced by the books and records of Payee, together with interest on the outstanding balance hereof before and after maturity, at the rate hereinafter set forth until this Note shall have been fully paid, all as hereinafter provided. Advances hereunder may be repaid by Maker and readvanced by Payee from time to time.

     Interest Rate. The from time to time outstanding balance hereof shall bear interest at a rate per annum (the "Rate") which is at all times equal to the Base Rate. The Base Rate is an index Payee uses to set interest rates on certain types of loans and is not necessarily the lowest rate Payee charges to its customers. Payee's Base Rate is increased and decreased from time to time in response to changes in conditions. The Rate will be adjusted automatically on each occasion on which the Payee's Base Rate changes.

     LIBOR Option. At any time after the date hereof, provided no default hereunder shall have occurred, the Maker may elect, pursuant to a Notice of Interest Rate Election (as defined in the Agreement hereinafter referenced) to have amounts outstanding hereunder bear interest at a rate per annum equal to one and six tenths (1.6) percentage points per annum in excess of the LIBOR Rate (as defined in the Agreement) for the Interest Period (as defined in the Agreement) elected by Maker. No election may be made for a period that extends beyond the maturity date of this Note.

     Amounts outstanding hereunder shall bear interest at the Base Rate unless otherwise so elected by Maker.

     Payments. Commencing on January 1, 1999, and on the same day of each and every month thereafter, Maker shall make payments of interest only, in arrears, on the unpaid balance hereof at the Rate(s) aforesaid applicable during such prior month, calculated based on a year of three hundred sixty (360) days but for the actual number of days elapsed.

     Maturity Date. The final maturity date of this Note shall be December 31, 2000, on which date the entire indebtedness evidenced by this Note, including without limitation, the unpaid principal balance and unpaid interest accrued thereon, shall be due and payable without notice or

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demand. The maturity of this Note shall in no way be affected or altered as a result of any increase or decrease in the Rate.

     Prepayment. The Maker may prepay amounts outstanding under this Note accruing interest at the Base Rate in whole or in part without prepayment penalty or premium. Amounts outstanding hereunder accruing interest in relation to the LIBOR Rate may only be prepaid if such prepayment is accompanied by the Prepayment Premium as more particularly set forth in the Agreement.

     Late Payments. In the event that any payment of principal or interest due hereunder is not received by Payee within five (5) days after the same is due, then the Maker agrees to pay to the Payee the additional sum of five (5%) percent of the amount of such late payment to cover the additional expense of Payee's handling of such late payment (but not as consideration for making such late payment). Maker and Payee hereby agree that an exact computation of Payee's damages relating to such late payment is impossible to ascertain, and further agree that the percentage stated above is a reasonable estimation of Payee's damages. Such estimation is based upon, inter alia, Payee's additional expenses relating to (i) sending late notices, (ii) referring the matter to Payee's collection department and (iii) providing for any necessary regulatory compliance and reserve requirements.

     Application of Payments. All payments hereon shall be applied to expenses as provided herein, interest and principal in such order as Payee shall, in its discretion, determine. Said sums shall be payable together with all lawful taxes and assessments levied thereon, or upon this Note, or upon the Payee with respect to the same, and together with all costs and expenses related to collecting this Note and together with all costs and expenses of foreclosing or protecting or sustaining the lien of any security which may be given to secure the payment of this Note, and/or in any litigation or controversy arising from or connected with this Note and/or any collateral securing this Note and/or the Agreement hereinafter referred to and/or incurred in any action brought by the holder of a prior lien in which the Payee is a party defendant, including without limitation reasonable attorneys' fees. Said obligation to pay the reasonable attorneys' fees of the Payee in connection with protecting, enforcing or realizing of the rights and remedies above described shall exist whether or not proceedings are instituted or court appearance is made on behalf of the Payee.

     Set Off. Upon the occurrence of an Event of Default the Payee shall have and may exercise a right of set-off for the payment of this Note and the aforesaid costs and expenses against, and Maker hereby gives and grants to Payee a security interest (perfected by Payee's possession thereof) in, all deposits, monies, securities and property left with the Payee and/or any affiliate of the Payee by the Maker or by any guarantor, endorser or otherwise to the credit of or belonging to the Maker or any such party, and the Payee shall have full power and authority at any time and without prior notice to sell, assign and deliver any such property at public or private sale, and apply the proceeds in satisfaction hereof.

     Commercial Credit Agreement. This Note is issued under and pursuant to the terms of a Commercial Credit Agreement of even date (the "Agreement") by and among the Maker, the Payee and ACSTAR Holdings, Inc., a Delaware corporation, as Guarantor, which Agreement is in the possession of the Payee.

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         Guarantee. Additionally, payment of this Note is guaranteed pursuant to Guaranty Agreement of even date executed and delivered by ACSTAR Holdings, Inc.

         Default. Upon the occurrence of any Event of Default, as such term is defined in the Agreement or if any payment specified herein shall remain in arrears and unpaid for a period of ten (10) days after the same shall become due, at the option of Payee, (i) the interest rate accruing hereunder shall, from such default, be increased by three (3%) percentage points per annum above the Base Rate (the "Default Rate"), such Default Rate to change when and as said Base Rate changes, and (ii) this Note shall become forthwith due and payable without presentment, demand, protest or notice of any kind, all of which being hereby expressly waived by the undersigned. Without in any way limiting the generality of the foregoing the interest rate accruing hereunder shall be the Default Rate (i) upon the option of Payee and (ii) only during the period when Payee is not also collecting a late payment charge hereunder. Maker and Payee hereby agree that any Event of Default or default in any payments of principal or interest hereunder results in, inter alia, additional administrative costs, regulatory costs, reserve requirements, and credit costs to Payee. Maker and Payee further agree that such Default Rate approximates the interest rate Payee might charge to borrowers with sub-standard credit. In the event the Default Rate exceeds the maximum rate of interest allowed by law, the Default Rate shall be reduced so as to equal the maximum rate of interest allowed by law.

         Reimbursement for Costs. If the Payee shall deem applicable to this Note (including, in each case, the borrowed and the unused portion thereof, if any) any requirement of any law of the United States of America, any regulation, order, interpretation, ruling, official directive or guideline (whether or not having the force of law) of the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Federal Deposit Insurance Corporation or any other board or governmental or administrative agency of the United States of America which shall impose, increase, modify or make applicable to this Note or cause this Note to be included in, any reserve, special deposit, calculation used in the computation of regulatory capital standards, assessment or other requirement which imposes on the Payee any cost that is attributable to the maintenance thereof, then, and in each such event, the Maker shall promptly pay the Payee, upon its demand, such amount as will compensate the Payee for any such cost. In the event any such cost is a continuing cost, a fee payable to the Payee may be imposed upon the Maker periodically for so long as any such cost is deemed applicable by the Payee, in an amount determined by the Payee to be necessary to compensate the Payee for any such cost, which determination may be based upon the Payee's reasonable allocation of the aggregate of such costs resulting from such events. The determination by the Payee of the existence and amount of any such costs shall, in the absence of manifest error, be conclusive.

         Successors and Assigns. This Note shall bind the Maker and the Maker's successors and assigns and all endorsers hereto and shall inure to the benefit of Payee and/or any subsequent holder of this Note and/or their respective successors and assigns.

         Partial Invalidity. In the event that any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, or


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in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate, to invalidate this Note, then, and in such event, such provision or provisions only shall be deemed to be null and void and of no force nor effect and shall not affect any other provision of this Note, and the remaining provisions of this Note shall remain in full force and effect, shall be valid, legal and enforceable, and shall in no way be affected, prejudiced or disturbed thereby.

     JOINT AND SEVERAL. The obligations of the Maker and of each and every endorser, guarantor, and surety shall be joint and several.

     MAKER ACKNOWLEDGES THAT THIS NOTE EVIDENCES A COMMERCIAL TRANSACTION AS THAT TERM IS DEFINED IN CONNECTICUT GENERAL STATUTES SECTION 52-278a(a) AND PURSUANT TO CONNECTICUT GENERAL STATUTES SECTIONS 52-278b AND 52-278f, MAKER DOES HEREBY WAIVE ITS RIGHTS TO NOTICE AND HEARING PRIOR TO THE ISSUANCE BY THE PAYEE OF ANY PREJUDGMENT REMEDY, AND MAKER FURTHER WAIVES ANY RIGHTS AS MAY EXIST UNDER FEDERAL LAW TO ANY NOTICE AND/OR HEARING PRIOR TO THE PAYEE'S OBTAINING AND EXERCISING ANY PREJUDGMENT REMEDY.

     ADDITIONALLY, MAKER AND PAYEE HEREBY EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, DEFENSE, COUNTERCLAIM, CROSSCLAIM AND/OR ANY FORM OF PROCEEDING BROUGHT IN CONNECTION WITH THIS NOTE OR RELATING TO ANY INDEBTEDNESS EVIDENCED HEREBY AND/OR ANY COLLATERAL NOW OR HEREAFTER SECURING THIS NOTE.

     THIS NOTE HAS BEEN MADE, EXECUTED AND DELIVERED IN THE STATE OF CONNECTICUT AND SHALL BE CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF CONNECTICUT.

     The Maker hereby expressly waives to the full extent and for the maximum period permitted by applicable law, the right to plead any statute of limitations or any similar bar as a defense to any demand, claim or cause of action based upon or arising from such failure to pay any part of the principal of this Note or any interest thereon, which waiver as to each such failure shall be separate and distinct from any such waivers or to each other such failure. The waivers of notice and hearing for prejudgment remedies made herein are made by the Maker on behalf of the Maker and the Maker's successors and assigns and shall apply to any and all actions against such successors and assigns.




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     The Maker hereby waives presentment, demand, protest, notice of protest or other notice of dishonor of any kind in any action to collect this Note or relating to any collateral securing this Note.





                                        ACMAT CORPORATION




                                        By  /s/ Henry Nozko Jr.
                                            -----------------------------
                                            Its  COO




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